                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT effective as of August 1, 2001, between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries the "Company"), and Paul Shapiro (the "Executive").

                  RCPC wishes to employ the Executive with the Company, and the Executive wishes to accept employment with the Company, on the terms and conditions set forth in this Agreement.

                  Accordingly, RCPC and the Executive hereby agree as follows:

                  1.      Employment, Duties and Acceptance.

                          1.1   Employment, Duties. RCPC hereby employs the
Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of Chief Administrative Officer of Revlon, Inc. and to perform such other duties consistent with such position as may be assigned by the Board of Directors and the Chief Executive Officer of Revlon, Inc. The Executive's title shall be Chief Administrative Officer and Executive Vice President, or such other titles of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the Board of Directors (the "Board") and the Chief Executive Officer (the "CEO") of Revlon, Inc. At all times during the Term, the Executive shall be the senior-most administrative officer of the Company. At all times during the Term, the Executive shall report directly to the CEO and the Board.

                          1.2   Acceptance. The Executive hereby accepts such
employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive hereby represents that his performance and execution of this Agreement will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound. Nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time to the management of his personal assets and investments or from devoting reasonable periods of time to the performance of civic or charitable activities as long as such activities do not interfere with the performance of his duties to the Company. The Executive currently serves and may continue to serve during the Term on the board of directors of Toll Brothers, Inc., Niche Directories, Inc. and Haircolor Express, Inc. and the Executive may serve during the Term on the boards of directors of other corporations with the prior approval of the Board or the CEO.

                          1.3   Location. The duties to be performed by the
Executive hereunder shall be performed primarily at the office of Revlon, Inc. in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company.

                  2.      Term of Employment; Certain Post-Term Benefits.

                          2.1   The Term. The term of the Executive's employment
under this Agreement (the

"Term") shall commence on August 1, 2001 (the "Effective Date") and shall end on such date as provided pursuant to Section 2.2.

                          2.2   End-of-Term Provisions. At any time on or after
July 31, 2003 either RCPC or the Executive shall have the right to give written notice of non-renewal of the Term. If RCPC or the Executive shall not theretofore have given such notice, from and after July 31, 2003 unless and until RCPC or the Executive gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day. Non-extension of the Term shall not be deemed to be a breach of this Agreement by RCPC or the Executive for purposes of Section 4.4.

                          2.3   Special Curtailment. The Term shall end earlier
than the date provided in Section 2.2, if sooner terminated pursuant to Section
4.

                  3.      Compensation: Benefits.

                          3.1   Salary. As compensation for all services to be
rendered pursuant to this Agreement, RCPC agrees to pay the Executive during the Term a base salary, payable biweekly in arrears, at the annual rate of not less than $500,000 (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

                          3.2   Bonus. In addition to the amounts to be paid to
the Executive pursuant to Section 3.1, the Executive shall receive an annual bonus of 75% of the Executive's Base Salary at the rate in effect during the calendar year in which the bonus is earned, based upon achievement of 100% of the objectives set annually not later than March 1, of such year by the Compensation Committee of the Board in its sole discretion; or in the alternative an annual bonus of up to 100% of the Executive's Base Salary (determined at the rate in effect during the year prior to the payment of such bonus, or weighted average rate if more than one rate was in effect for such year) if such performance objectives are exceeded; and provided that the Executive's bonus in respect of year 2001, payable in March 2002, shall not be less than $500,000 regardless of the attainment of the objectives for the year 2001, which objectives shall be set by the Compensation Committee.

                          3.3 (a)  Stock Options.(i) The Executive has been
granted on June 18, 2001 conditional upon being elected an executive officer (which election was effective August 1, 2001) an option to purchase 100,000 shares of Revlon Class A common stock, and (ii) subject to the Executive's continued employment, not later than March 30, 2002, the Executive shall be granted an option to purchase 100,000 shares of Revlon Class A common stock, each with a term of 10 years from the date of grant and an option exercise price equal to the market price of Revlon Class A common stock on the date of grant and otherwise on terms (other than number of shares covered) substantially the same as other senior most executives of the Company generally. Subject to the Executive's continued employment with the Company, the options so recommended shall vest and become and remain exercisable as to 25% of the shares subject thereto on each of the first through fourth anniversaries of the date of grant or, if more advantageous to the Executive, on terms no less favorable than options granted to RCPC'S senior most executives generally. If prior to the end of the Term, the Company shall terminate the Executive other than for Cause pursuant to Section 4.3, or the Executive shall terminate his employment on account of Good Reason pursuant to Section 4.4, or if either the Company or the Executive shall provide notice of non renewal of the Term on or after July 31, 2003, each option award held by the Executive as of the date of such termination shall continue to vest in accordance with its terms and shall remain exercisable for one year following the date that all options granted under that award becomes fully vested and exercisable.

                               (b) Restricted Stock The Executive has been
granted on June 18, 2001, conditional upon being elected an executive officer (which election was effective August 1, 2001), 50,000 restricted shares of Revlon Class A common stock which shall vest in 1/3 increments, on the day after the 20 day average closing price of Revlon Class A common stock on the NYSE equals $20, $25 and $30, respectively; provided that the restrictions shall not lapse unless and until Executive has remained continuously employed until June 18, 2003 (unless the failure to remain continuously employed through that date is due to termination by the Company without Cause or termination by the Executive for Good Reason in which case the Executive will be deemed to have remained continuously employed until such date); and in any event all restrictions shall lapse on June 18, 2004 whether or not the Term has been extended and whether or not the Executive remains employed on that date (unless Executive has been terminated for Cause).

                               (c) All Options and Restricted Shares granted on
June 18, 2001 shall become fully vested and all restrictions shall lapse upon a "change of control" as defined in Schedule A annexed ("Change of Control").

                        3.4 Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

                        3.5 Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with applicable vacation policy as in effect from time to time.

                        3.6      Fringe Benefits.

                                 (i) During the Term, the Executive shall be
entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group insurance, (other than life insurance) medical, dental, disability and other benefit plans of the Company as from time to time in effect made available to senior executives of the Company generally and in the Company's Executive Medical Plan providing for reimbursement of medical and dental benefits not payable under plans generally available. During the Term the Executive shall be entitled to the use of a Company-provided automobile (BMW X5) in accordance with the Company's executive automobile policy and guidelines as from time to time in effect, (including all operating costs thereof, insurance maintenance and monthly parking in a New York City garage) and the Executive shall be reimbursed for the initiation fees, dues assessments and like fees for membership in the Peninsula Health Club in New York City and dues at the Boca Rio Country Club. In addition, during the Term, the Executive shall be eligible to participate in all benefit and prerequisite arrangements that the Company makes available generally to its senior executives, including, without limitation, the executive tax preparation program and the executive fitness program.

                                (ii) Executive hereby waives any and all life
insurance coverage which would otherwise be available to Executive under Company benefits plans.

                                (iii) During the Term, RCPC shall maintain an
individual policy of disability insurance, naming the Executive as the insured and the Executive or a designee as the beneficiary, with a benefit equal to (A) sixty percent (60%) of the Executive's Base Salary in effect on the date of disability less (B) the long-term disability benefit payable under the Company's group disability program as in effect from time to time

(irrespective of whether the Executive has elected to participate in such long-term disability program).

                                (iv) In furtherance of the Executive's
retirement benefit expectations, and without limiting the Company's ability to modify, in any way, or terminate any or all of its defined benefit plans, RCPC agrees to guarantee to the Executive a minimum monthly pension as set forth below:

                                        (a) Commencing with retirement on or
         after Executive reaches age 65 (on April 25, 2006), RCPC shall pay or provide a monthly straight life annuity pension amount of $33,333.33, reduced by the actuarial equivalent of all benefits paid or payable (calculated on a straight life annuity basis) to or in respect of the Executive under (i) the Revlon Employees Retirement Plan, the Revlon Pension Equalization Plan, and any predecessors or successors to either of them; and (ii) all other defined benefit retirement and defined contribution plans, whether or not tax qualified, maintained at any time by RCPC, Revlon, Inc., any past employer of the Executive, or the affiliate of any of them, in all cases without regard to whether the plan has previously terminated, is being currently maintained or is established and maintained in the future. Such offset for benefits under other plans shall be determined as of the day this pension starts; shall not be subsequently adjusted on account of any subsequent benefit accruals or change in benefit amounts expected under such other plans, whether on account of the Executive's death or otherwise; and shall disregard benefits derived from employee before-tax or after-tax contributions to any plan and from employer matching contributions under any qualified 401(k) plan.

                                        (b) The Executive may elect to have the
         pension determined pursuant to subsection (a) above paid as an actuarially equivalent joint and 50% survivor annuity with his spouse as beneficiary if she shall survive the Executive and be legally married to the Executive at the time of his death. Such election shall be made by the Executive not later than 90 days before the pension benefit is to start and shall take effect only if the Executive and his spouse are alive and married to each other on the day the pension starts. If the Executive's spouse dies after the pension starts and before the Executive, no adjustment shall be made to the amount of annual pension payable to the Executive.

                                        (c) If the Executive dies before April
         25, 2006, a lifetime pension shall be payable to the spouse, if any, to whom the Executive was legally married on the date of his death, commencing on April 25, 2006, in a monthly amount determined as if the Executive had survived to that date and had then elected to have his benefit paid as an actuarially equivalent joint and 50% survivor annuity with his spouse as beneficiary.

                                        (d) For purposes of determining
         actuarial equivalence, the following assumptions shall be used: an interest rate equal to the AA corporate bond long-term rate in effect on the first day of the month preceding the month in which the benefit is to start, the 1983 Group Annuity Mortality Table, and otherwise the reasonable actuarial assumptions and methods selected by RCPC's primary actuary.

                                        (e) Notwithstanding any other provision
         of this Agreement, no benefit shall be payable pursuant to this subsection 3.6(iv), and any amounts then being paid shall cease and the Executive shall immediately reimburse the Company for amounts theretofore paid, in the event that (x) prior to July 31, 2003 the Executive terminates his employment during the Term otherwise than as provided in Section 4.4, (y) the Executive materially breaches this Agreement during the Term or Executive breaches any of Sections 5, 6 or 7 after the Term or (z) RCPC terminates the Executive's employment (under this Agreement or otherwise) for "Cause" as set forth in Section
         4.3 of this Agreement.

                                        (f) Payments pursuant to this subsection
         3.6(iv) shall be made quarterly or at such more frequent intervals as RCPC may elect. RCPC's obligation under this subsection 3.6(iv) shall be an unsecured, unfunded and unaccrued contingent general obligation of RCPC to be satisfied from its unsegregated general funds, provided that RCPC shall have the right, if it so elects and the Executive consents, to defease its obligation hereunder by the purchase and delivery to the Executive of an annuity on his life in the amount provided for above or to fund its obligation hereunder through the purchase of insurance or other instruments, and the Executive agrees to comply with the reasonable requests of RCPC should RCPC elect to do so, including by submitting to medical examination required in connection with the purchase of any such insurance provided that any failure to qualify for any such insurance due to Executive's health shall not relieve RCPC of it's obligation to provide benefits under Section 3.6(iv).

                4.      Termination.

                        4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder except pursuant to Section 3.6(iv) or any compensation or benefit plan in which the Executive then participates.

                        4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for
(i) a period of six consecutive months or (ii) shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except for the insurance provided for in
Section 3.6(iii) and except that the Executive shall be entitled to receive until the first to occur of (x) the Executive ceasing to be disabled or (y) the Executive's attaining the age of 65, continued coverage for the Executive under the Company's group medical (including executive medical) plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's senior executives generally.

                        4.3 Cause. In the event of gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder or other material breach by the Executive of this Agreement, RCPC may at any time by written notice to the Executive terminate the Term for "Cause" and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law.

                         4.4    Company Breach; Other Termination. (A) In the
event of (i) the breach of any material provision of this Agreement by the Company, (ii) the failure of the Compensation Committee (or other appropriate Committee of the Board) to fully grant the options or restricted stock contemplated by Section 3.3, (iii) a material adverse change in the position, title or reporting structure of the Executive, (iv) a relocation of Revlon, Inc.'s headquarters outside the New York metropolitan area or the relocation of the Executive's principal place of employment to any location other than such headquarters, or (v) a material failure by RCPC to pay compensation or benefits when due to the Executive pursuant to this Agreement, the Executive shall be entitled to terminate the Executive's employment and the Term upon 30 days' prior written notice to the Company. (B) Additionally, the

Agreement may be terminated by either the Company or the Executive giving notice at any time on or after July 31, 2003 as described in Section 2.2. Any termination of the Executive's employment and the Term under Section 4.4 (A) or
(B) above shall be deemed a termination for "Good Reason". In consideration of the Executive's covenant in Section 5.2 upon termination for Good Reason under this Section 4.4, RCPC agrees, and the Company's sole obligation arising from such termination (except as otherwise provided in Section 3.6 and in Section 3.3 (solely with regard to vesting and exercisability of options) or any compensation or benefit plan in which the Executive then participates) shall be for RCPC to make payments in lieu of Base Salary in the amounts prescribed by
Section 3.1, to pay the Executive each month an amount equal to one twelfth (1/12) of the maximum annual bonus contemplated by Section 3.2 and to continue the Executive's participation in the benefits provided for in subsections (i),
(ii) and (iii) of Section 3.6 (in each case less amounts required by law to be withheld) in each case through the later of January 31, 2005 or 18 months after the effective date of the termination; provided that (1) such benefit continuation is subject to the terms of such plans, (2) the Executive shall, as a condition, execute such release, confidentiality, non-competition and other covenants as would be required of other executives in order for the Executive to receive payments and benefits under the Revlon Executive Severance Policy as in effect on the date of this Agreement and (3) Executive shall have no obligation to continue to provide services to the Company after the Term; and any cash compensation paid or payable or any non-cash compensation paid or payable in lieu of cash compensation earned by the Executive from other employment or consultancy during such period shall not reduce the payments provided for herein payable by the Company (it being understood that the Executive shall have no obligation to repay to the Company any amounts previously paid to the Executive hereunder by the Company as a result of any compensation earned by Executive after the date of such payment).

                        4.5 Litigation Expenses. If RCPC and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by RCPC or the Executive, or any dispute as to whether a termination of the Executive's employment is with or without Cause or a resignation of employment is with or without Good Reason, then if and to the extent that a final judgment in such action, suit or proceeding is rendered in favor of the Executive, RCPC shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

                5.      Protection of Confidential Information Non-Competition.

                        5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company has given and will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and place which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

                                5.1.1   except in the course of performing the
Executive's duties provided for in Section 1.1, not at any time, whether before, during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive's employment and any termination of the Executive's employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or internet. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this Section, is of a confidential and proprietary character and of great value to the Company.

                                5.1.2 to deliver promptly to the Company on
termination of the Executive's employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

                         5.2    In consideration of RCPC's covenant in Section
4.4, the Executive shall (i) in all respects fully comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition referred to in Revlon Executive Severance Policy (the "Non-Competition Agreement"), whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full, and (ii) in the event that the Executive shall terminate the Executive's employment otherwise than as provided in Section 4.4, the Executive shall comply with the restrictions set forth in paragraph 9(e) of the Non-Competition Agreement through the earliest date on which the Term would have expired pursuant to Section 2.2 if RCPC had given notice of non-renewal on or as promptly as permitted by Section 2.2 after the date of termination, subject only to the Company continuing to make payments equal to the Executive's Base Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d) thereof or any other provision of the Non-Competition Agreement.

                         5.3    If the Executive commits a breach of any of the
provisions of Section 5.1 or 5.2 hereof, RCPC shall have the following rights and remedies:

                                5.3.1   Prior to a Change of Control the right
and remedy to immediately terminate all further payments and benefits provided for in this Agreement except as may otherwise be required by law in the case of qualified benefit plans.

                                5.3.2   the right and remedy to have the
provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of
Section 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity), and

                                5.3.3   the right and remedy to require the
Executive to account for and pay over to the Company all compensation, profits, monies, accruals, Increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.

                         5.4  If any of the covenants contained in Section 5.1,
5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                         5.5    If any of the covenants contained in Section 5.1
or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

                         5.6    The parties hereto intend to and hereby confer
jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties' hereto that such determination not bar or in any way affect RCPC's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

                         5.7    Any termination of the Term or the Executive's
employment shall have no effect on the continuing operation of this Section 5.

                 6.      Inventions and Patents.

                         6.1    The Executive agrees that all processes,
technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

                         6.2    If any Invention is described in a patent
application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

                         6.3    The Executive agrees that the Executive will not
assert any rights to any invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

                7.      Intellectual Property.

                 Notwithstanding and without limiting the provisions of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder), the Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

                 8.      Indemnification and Directors and Officers Insurance.

                 RCPC will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. In addition, the Executive shall be covered by RCPC's directors and officer's liability insurance policy to the same extent as the other senior most executives of RCPC.

                 9.      Notices.

                 All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith) provided in all cases a copy of all such notices shall be sent by telefax and email at the time it is otherwise transmitted:

                If to the Company, to:

                Revlon Consumer Products Corporation
                625 Madison Avenue
                New York, NY 10022
                Attention: Robert Kretzman Senior Vice President and General
                           Counsel
                Email:  Robert.Kretzman@Revlon.com
                Fax:  212-527-5693

                If to the Executive, to the Executive's principal residence as reflected in the records of the Company.

                10.      General

                         10.1   This Agreement shall be governed by and
construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York.

                         10.2   The Section headings contained herein are for
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                         10.3   This Agreement sets forth the entire agreement
and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                         10.4   This Agreement, and the Executive's rights and
obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.

                         10.5   This Agreement may be amended, modified,
superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the Party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                         10.6   This Agreement may be executed in two or more
counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

                11.      Subsidiaries and Affiliates.

                As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written

                                 REVLON CONSUMER PRODUCTS CORPORATION



                                 By:  s/s ROBERT KRETZMAN
                                    ----------------------------------
                                 Name:   Robert Kretzman
                                 Title:  Senior Vice President

                                 s/s PAUL SHAPIRO
                                 -------------------------------------
                                 Paul Shapiro, the Executive

                                                                      Schedule A

                  Change in Control. A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                           (i) any Person, other than one or more Permitted
                  Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have "beneficial ownership" of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's Voting Stock and the Permitted Holders "beneficially own" (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause
                  (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

                           (ii) individuals who on the Grant Date constituted
                  the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

                           (iii) the shareholders of the Company approve a plan
                  of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have "beneficial ownership" of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 35% or more of the combined voting power of the such entity's Voting Stock, and the Permitted Holders "beneficially own" (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity (for the purposes of clause
                  (i) and this clause (iii) such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation).

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

"Capital Stock" of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

"Grant Date" means the date of this agreement.

"Permitted Holders" means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, "heirs")) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.

"Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

"Preferred Stock," as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.

"Voting Stock" means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.